Exhibit 10.1
AIRCRAFT TIME SHARING AGREEMENT
     THIS AIRCRAFT TIME SHARING AGREEMENT (“Agreement”) is made and entered into this 20th day of January, 2010, by and between AMERICAN INTERNATIONAL GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (“Timesharor”), and ROBERT H. BENMOSCHE, a individual (“Timesharee”) who together are sometimes also referred to herein individually as a “Party” or collectively as the “Parties.”
WITNESSETH:
     WHEREAS, Timesharor is the owner and operator of the aircraft set forth on Annex A attached hereto (individually, and collectively, the “Aircraft”); and
     WHEREAS, Timesharee desires use of the Aircraft; and
     WHEREAS, Timesharor desires to make the Aircraft available to Timesharee on a time sharing basis in accordance with Section 91.501 of the Federal Aviation Regulations (“FARs”).
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Parties agree as follows:
     1. Provision of Aircraft. Timesharor agrees to provide the Aircraft to Timesharee on a time sharing basis in accordance with the provisions of Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs and under the terms and conditions of this Agreement for the period commencing upon execution of this Agreement and continuing until terminated.
     2. Reimbursement of Expenses. For each flight, including positioning, de-positioning, or intervening ferry flights, conducted under this Agreement, Timesharee shall pay Timesharor an amount (as determined by the Timesharor) equal to the sum of the expenses of operating such flight to the extent permitted by FAR 91.501(d), i.e. an amount not to exceed the sum of the expenses set forth in subparagraphs (a)-(j) below for each such flight:
(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of the crew, including food, lodging and ground transportation;

(c)	hangar and tie-down costs away from the Aircraft’s base of operation;

(d)	insurance obtained for the specific flight;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permit and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	passenger ground transportation;

(i)	flight planning and weather contract services; and

(j)	an additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.
     3. Invoicing and Payment. All payments to be made to Timesharor by Timesharee hereunder shall be paid in the manner set forth in this Paragraph 3. Timesharor will pay to suppliers, employees, contractors and governmental entities all expenses related to the operation of the Aircraft hereunder in the ordinary course. As to each flight operated hereunder, Timesharor shall provide to Timesharee an invoice for the charges specified in Paragraph 2 of this Agreement (plus domestic or international air transportation excise taxes, as applicable, imposed by the Internal Revenue Code or state law). Timesharor shall be entitled to retain any fuel tax refunds for taxes previously paid by Timesharor that may be refunded after payment of any taxes imposed on the transportation provided hereunder. Timesharee shall pay Timesharor the full amount of such invoice within thirty (30) days of the date of the invoice. In the event Timesharor has not received supplier invoices for reimbursable charges relating to such flight prior to such invoicing, Timesharor shall issue supplemental invoice(s) for such charge(s) to Timesharee, and Timesharee shall pay such charge(s) within thirty (30) days of the date of each supplemental invoice.
     4. Flight Requests.
     (a) Timesharee will provide Timesharor with flight requests and proposed flight schedules as far in advance as possible, and in any case at least twenty-four (24) hours in advance of Timesharee’s desired departure. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the Parties. In addition to proposed schedules and departure times, Timesharee shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Timesharor or its flight crew:
(i)	departure point;

(ii)	destination;

(iii)	date and time of flight;

(iv)	number and identity of anticipated passengers;

(v)	nature and extent of luggage and/or cargo to be carried;

(vi)	date and time of return flight, if any; and

(vii)	any other information concerning the proposed flight that may be pertinent to or required by Timesharor or its flight crew.
     (b) If Timesharee shall cancel any flight previously scheduled with Timesharor on less than twenty-four (24) hours notice, Timesharor may invoice Timesharee, and Timesharee shall pay in accordance with Paragraph 3, any expenses incurred by Timesharor in preparing for such flight in performing any ferry or positioning flights.
     5. Aircraft Scheduling. Timesharor shall have final authority over all scheduling of the Aircraft; provided, however, that Timesharor will use reasonable efforts to accommodate Timesharee’s requests. In no event shall Timesharor be required to cancel a previously scheduled flight to accommodate Timesharee.
     6. Operational Authority and Control. Timesharor shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights, and shall retain full authority and control including exclusive operational control and possession of the Aircraft at all times during the term of this Agreement. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. Timesharee specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action, which in the sole judgment of the pilot-in-command, is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Timesharee or any other person for loss, injury, damage or delay. The Parties further agree that Timesharor shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other circumstances beyond Timesharor’s reasonable control.
     7. Insurance and Liability.
     (a) Timesharor will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft hull and liability insurance in respect of the Aircraft with insurers of recognized responsibility in amounts no less than those listed in Annex B attached hereto. Timesharor may terminate this Agreement immediately upon notice to Timesharee if such insurance shall be cancelled or otherwise no longer available to Timesharor. Timesharor will use reasonable efforts to procure such additional insurance coverage as Timesharee may reasonable request naming Timesharee as an additional insured; provided that the additional premium for such insurance is invoiced on a flight-by-flight basis and paid for by Timesharee.
     (b) Timesharee and Timesharor expressly agree that the insurance provided for herein shall provide the sole remedy for loss or damage incurred by either Party hereto.
     (c) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF USE, REVENUE OR PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, EVEN IF THE PARTIES WERE ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
     8. Tax Indemnity; FET. Timesharee agrees to pay when due and assume liability for, and indemnify and hold harmless Timesharor concerning all claims of any kind whatsoever asserted by any person in the nature of, taxes, which are incurred by Timesharee (or his guests) through his (or their) use of the Aircraft under this Agreement. Timesharor agrees to invoice, collect and remit for the benefit of Timesharee any Federal excise taxes imposed under IRC Section 4261 resulting from Timesharee’s (or his guests’) use of the Aircraft under this Agreement; provided, however, that such agreement shall in no way relieve Timesharee of his duty to indemnify Timesharor for any and all taxes as described in the immediately preceding sentence.
     9. Warranties. Timesharee warrants that:
     (a) Timesharee will use the Aircraft under this Agreement for and only for his own account, including the carriage of its guests, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

     (b) Timesharee will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his actions or inactions, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or Timesharor’s rights hereunder; and
     (c) During the term of this Agreement, Timesharee will abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft under a time sharing arrangement.
     10. Notices and Communications. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by telecopy (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to Timesharor:	If to Timesharee:

American International Group, Inc.	Robert H. Benmosche
107 Lindbergh Drive	c/o American International Group, Inc.
Teterboro, New Jersey 07608	70 Pine Street
Attention: AIG Director of Flight Operations	New York New York 10270

Telephone: (201) 288-3432	Telephone: (212) 770-3020
Telecopy: (201) 288-8201	Telecopy: (212) 344-8526
or to such other person or address as either Party may from time to time designate in writing to the other Party.
     11. Further Acts. Timesharor and Timesharee shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the other Party.
     12. Successors and Assigns. Neither this Agreement nor any Party’s interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, representatives and successors.
     13. Termination. Either Party may terminate this Agreement for any reason upon written notice to the other, such termination to become effective thirty (30) days from the date of the notice; provided, that this Agreement may be terminated as a result of a breach by either Party of its obligations under this Agreement on ten (10) days’ written notice by the non-breaching Party to the breaching Party; and provided further, that this Agreement may be terminated on such shorter notice as may be required to comply with applicable laws, regulations, or insurance requirements. This Agreement will terminate automatically upon Timesharor’s sale of the Aircraft.
     14. Governing Law. This Agreement shall be construed under and the legal relations between the Parties shall be governed by the laws of the State of New York.

     15. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.
     16. Amendment or Modification. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and is not intended to confer upon any person or entity any rights or remedies hereunder which are not expressly granted herein. This Agreement may be amended or modified only in writing duly executed by the Parties hereto.
     17. TRUTH IN LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:
     (a) THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FEDERAL AVIATION REGULATIONS PART 91 AND TIMESHAROR CERTIFIES THAT ALL APPLICABLE REQUIREMENTS FOR THE AIRCRAFT’S MAINTENANCE AND INSPECTION UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS HAVE BEEN MET AND ARE VALID FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
     (b) TIMESHAROR AGREES, CERTIFIES AND ACKNOWLEDGES THAT WHENEVER THE AIRCRAFT ARE OPERATED UNDER THIS AGREEMENT, TIMESHAROR SHALL BE KNOWN AS, CONSIDERED AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT AND THAT TIMESHAROR UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
     (c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. TIMESHAROR FURTHER CERTIFIES THAT IT WILL SEND, OR CAUSE TO BE SENT, A TRUE COPY OF THIS AGREEMENT TO: FEDERAL AVIATION ADMINISTRATION, AIRCRAFT REGISTRATION BRANCH, ATTN. TECHNICAL SECTION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS AFTER ITS EXECUTION, AS REQUIRED BY SECTION 91.23(c)(1) OF THE FEDERAL AVIATION REGULATIONS.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first above written. The persons signing below warrant their authority to sign.

TIMESHAROR		TIMESHAREE

By:		By:
	Name:		Name: Robert H. Benmosche
Title:

Annex A
Description of Aircraft

Type of Aircraft	US Registration Number	Manufacturer’s Serial Number
1. Bombardier Global Express	N70PS	9012
2. Bombardier GEX 5000	N720WS	9176
3. Dassault Falcon 2000 Ex	N72PS	116
4. Citation Excel	N175WS	5327
5. Bell/Agusta AB139	N71PS	31021

Annex B
Insurance Limits
No less than (i) Three Hundred Million Dollars ($300,000,000) aircraft liability for bodily injury to or death of persons (including passengers) and property damage and (ii) One Million Dollars ($1,000,000) per passenger, including crew, passenger voluntary settlement or seat accident, and aircraft hull insurance.